Exhibit 16.1

                        [BDO Dunwoody LLP LETTERHEAD]



June 18, 1999



Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549



Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 15, 1999, to be filed by our former client, The Widecom Group Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours truly,

/s/ BDO Dunwoody LLP


CHARTERED ACCOUNTANTS
Per: Stephen W. Spiers, C.A.
Partner